EXHIBIT 99.1

              Avitar Announces Second Closing of Private Placement

CANTON, Mass., March 9 /PRNewswire-FirstCall/ -- Avitar, Inc. (Amex: AVR - News) announced today that gross proceeds of $1,000,000 were raised in the second closing of the private placement entered into on September 30, 2003. In the second closing, which was completed on March 8, 2004, Avitar issued additional convertible preferred stock and warrants. Previously, Avitar raised $1,000,000 gross proceeds in the first closing held on September 30, 2003. On February 27, 2004, Avitar received shareholder approval for both transactions at a Special Meeting of Shareholders. All of the above securities have been placed with one investor.

The securities sold in the second closing of the private placement were 1000 shares of 6% Convertible Preferred Stock, with Warrants to purchase Common Stock. The $1,000,000 of Preferred Stock is convertible into Common Stock at $0.216 per share, subject to adjustments, and the Warrants are exercisable at $0.135 per share.

Peter P. Phildius, Chairman and CEO commented, "this closing represents the next step in our capital funding plan which will allow us to begin to invest in the resources necessary to take advantage of the business opportunity which our Oral Screen products offers. In anticipation of this, as previously announced, we have already hired a V.P. of Marketing and will be filling other key positions to help facilitate our growth".

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities mentioned in this release. This release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended (the "Act"). The securities described in this release have not been registered under the Act or any state securities laws, and may not be offered or sold in the United States absent an effective registration statement covering such securities or an applicable exemption from such registration requirement.

Avitar, Inc. develops, manufactures and markets innovative and proprietary products in the oral fluid diagnostic market, disease and clinical testing market, and customized polyurethane applications used in the wound dressing industry. Oral fluid diagnostics includes the estimated $1.5 billion drugs-of-abuse testing market, which encompasses the corporate workplace and criminal justice markets. Avitar's products include ORALscreen(TM), the world's first non-invasive, rapid, onsite oral fluid test for drugs-of-abuse. Additionally, Avitar manufactures and markets HYDRASORB(TM), an absorbent topical dressing for moderate to heavy exudating wounds. In the estimated $25 billion in vitro diagnostics market, Avitar is developing diagnostic strategies for disease and clinical testing. Some examples include influenza, diabetes and pregnancy. For more information, see Avitar's website at www.avitarinc.com.


Safe Harbor Statement. This release contains forward looking statements that are subject to risks and uncertainties including financing risks and the development and marketing of new applications and other risks that are detailed from time to time in the Company's filings with the Securities and Exchange Commission. In view of such risks and uncertainties, the Company's actual results could differ materially from those anticipated in such forward looking statements.

Jay Leatherman
CFO
Avitar, Inc.
781.821.2440
jleatherman@avitarinc.com